UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2012

NOVAGEN SOLAR INC.

(Exact name of registrant as specified in its charter)

Nevada	333-149617	98-0471927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

284 West Millbrook Road, Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Completion of Acquisition of Renegade Streetwear Pty Ltd.

On June 25, 2012, the registrant completed the acquisition of all of the outstanding capital stock of Renegade Streetwear Pty Ltd., an Australian corporation ("Renegade"), from Rebecca Anderson, Robert Stapleton and Aija Annelli Haberman (the “Vendors”), for an aggregate of 400,000 shares of the registrant’s common stock (the “Acquisition”).

Renegade is in the business of design, manufacture and distribution of V-Twin engines, custom motorcycles and related urban clothing under the Renegade brand. Renegade will continue operations as a wholly owned subsidiary of the registrant. Management of the registrant believes that the Acquisition will enable the registrant to accelerate its development of products and services that provide clean technology solutions for today’s global challenges.

The Board of Directors of the registrant has approved the Acquisition. None of the Vendors had a relationship with or was a party to any transaction with the registrant, any director or officer of the registrant or any associate of any such director or officer prior to the Acquisition.

The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement For Sale & Purchase of Shares, filed as Exhibit 2.1 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this Item 9.01 of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment no later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01 of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment no later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(d) Exhibits

Exhibit No.	Description

2.01	Agreement For Sale & Purchase of Shares, dated June 1, 2012

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAGEN SOLAR INC.

/s/ Micheal P. Nugent

Micheal P. Nugent

President & CEO

Date: July 16, 2012